Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-45182, 333-54870, 333-63000, 333-72322, 333-85230, 333-85238, 333-103395, 333-116726, 333-121000, 333-129282, 333-137301, 333-147406, 333-159291, 333-164881, 333-172117, 333-188490 and 333-210982) on Form S-8 and (Nos. 333-179574, 333-200187, 333-215090 and 333-217497) on Form S-3 of Lantronix, Inc. of our report dated August 23, 2018, relating to the consolidated financial statements of Lantronix, Inc., appearing in this Annual Report on Form 10-K of Lantronix, Inc. for the year ended June 30, 2018.

/s/ Squar Milner LLP

Newport Beach, California

August 23, 2018